UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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VERTRUE INCORPORATED

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     On or about June 13, 2007, we mailed a proxy statement relating to a special meeting of stockholders of Vertrue Incorporated (“Vertrue” or the “Company”) scheduled for July 12, 2007 to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 22, 2007 (the “Merger Agreement”), by and among Vertrue, Velo Holdings Inc. and Velo Acquisition Inc., pursuant to which Velo Acquisition Inc. will be merged with and into Vertrue (the “Merger”), with Vertrue continuing as the surviving corporation and becoming a wholly-owned subsidiary of Velo Holdings Inc.
     On June 22, 2007, Vertrue made a presentation to Institutional Shareholder Services, Inc. A copy of such presentation is attached as Exhibit 1 hereto.
FORWARD-LOOKING STATEMENTS
     Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vertrue Incorporated to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs of financing commitments, general competitive factors and regulatory developments. More detailed information about these risks, uncertainties and other factors is set forth in Vertrue’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 of Vertrue and in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007. Risks and uncertainties relating to the proposed transaction include the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified in the Merger Agreement. Vertrue is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements.
IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER
     In connection with the proposed Merger, Vertrue has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on June 12, 2007. BEFORE MAKING ANY VOTING DECISION, VERTRUE’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES THERETO. Copies of such proxy statement have been mailed to record holders of the shares of Vertrue’s common stock. Vertrue’s stockholders may obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed by Vertrue with the SEC from the SEC’s website at http://www.sec.gov. Vertrue’s stockholders may also obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Vertrue Incorporated, Attn. Legal Department, 20 Glover Avenue, Norwalk, CT 06850, telephone: (203) 324-7635, or from Vertrue’s website, http://www.vertrue.com.
     Vertrue and its directors, officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Vertrue’s stockholders with respect to the proposed Merger. Information concerning the interests of Vertrue’s directors and executive officers and their ownership of shares of Vertrue’s common stock is set forth in the definitive proxy statement for the special meeting of Vertrue’s stockholders, which was filed with the SEC on June 12, 2007. Stockholders may obtain additional information regarding the interests of Vertrue and its directors and executive officers in the Merger, which may be different than those of Vertrue’s stockholders generally, by reading the definitive proxy statement and other relevant documents regarding the Merger, previously filed with the SEC.
Inquiries:
Contact – Gary A. Johnson (203) 324-7635

Exhibit 1

Presentation to Institutional Shareholder Services June 22, 2007

About the Merger On March 22, 2007, Vertrue Incorporated ("Vertrue") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Velo Holdings Inc. ("Parent") and Velo Acquisition Inc. ("Merger Sub"). Under the terms of the Merger Agreement, Merger Sub will be merged with and into Vertrue with Vertrue continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the "Merger"). Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of the common stock, par value $0.01 per share, of Vertrue, other than certain specified shares, will be cancelled and converted into the right to receive $48.50 per share in cash, without interest. The Merger Agreement contains a "go shop" provision pursuant to which Vertrue had the right to solicit and engage in discussions and negotiations with "strategic bidders" with respect to competing proposals through April 16, 2007. After this period, Vertrue was not permitted to solicit other proposals or have discussions regarding alternative proposals, except in certain circumstances. Parent has provided Vertrue with executed equity and debt financing commitments that provide for the necessary funds to consummate the Merger. Consummation of the Merger is subject to various conditions, including adoption of the Merger Agreement by Vertrue's stockholders and certain regulatory approvals. In connection with the Merger, Gary A. Johnson, Vertrue's Chief Executive Officer, has agreed to "rollover" a portion of his equity in Vertrue into Parent, and, subject to certain conditions, has committed to vote his shares in Vertrue in favor of the Merger. The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in its entirety by, the full text of the Merger Agreement.

Forward Looking Statements Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vertrue Incorporated to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs of financing commitments, general competitive factors and regulatory developments. More detailed information about these risks, uncertainties and other factors is set forth in the Annual Report on Form 10-K for the fiscal year ended June 30, 2006 of the Company and in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007. Risks and uncertainties relating to the proposed transaction include the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified in the Merger Agreement. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements.

The full text of the written opinions of FTN and Jeffries Broadview delivered to the Special Committee are attached as Annexes B and C to Vertrue's definitive proxy statement, filed June 12, 2007 with the SEC, and certain FTN and Jefferies Broadview analyses have been filed as exhibits to Vertrue's Schedule 13E-3, as amended, filed on June 12, 2007. FTN and Jefferies Broadview provided their analyses and opinions to the Special Committee for the information and assistance of the Special Committee in connection with its consideration of the merger. The analyses and opinions of FTN and Jefferies Broadview are not recommendations as to how any holder of Vertrue's common stock should vote or act with respect to the merger, and FTN and Jefferies Broadview have not made and do not make any such recommendation(s) to any holder of Vertrue's common stock.

Transaction Summary Buyer: One Equity Partners, Oak Investment Partners and Rho Ventures (the "Sponsors") Consideration: $48.50 per share Financing Equity financing from the Sponsors and debt financing from Lehman Brothers and JPMorgan Chase Structure: Reverse Triangular Merger Included in Sale: 100% of the equity of Vertrue

Chronology During the last quarter of calendar year 2005, Vertrue's management received an unsolicited inbound inquiry from a private equity investor regarding a potential going-private transaction involving Vertrue. On May 11, 2006, Vertrue's management informed Vertrue's board of such inquiry. Subsequently, after discussion with Vertrue's financial advisor, Jefferies Broadview, Vertrue's board instructed management to conduct a focused market check to assess broader interest in Vertrue.

Chronology (cont'd) On October 13, 2006, Vertrue's board authorized Jefferies Broadview to approach a mutually agreed upon group of financial buyers and to confirm and qualify any inbound interest in Vertrue. From October 16 through November 17, 2006, Jefferies Broadview approached 12 financial buyers and Vertrue received four additional unsolicited indications of interest. Fifteen out of such 16 potential buyers executed confidentiality agreements to conduct due diligence.

Chronology (cont'd) The initial focus was limited to financial buyers due to concerns about the detrimental effects on Vertrue of a sale process (especially an unsuccessful one) that involved strategic buyers, for example: information provided to bidders would include confidential, proprietary strategies, the disclosure of which to strategic buyers could have a negative impact on Vertrue's competitive position vis-a-vis such strategic buyer; and the increased likelihood of information leakage about Vertrue and the sale process if strategic buyers were included in the sale process and the negative effect that such leakage could potentially have on Vertrue's business and its relationship with business partners, customers and employees.

Chronology (cont'd) On November 17, 2006, Vertrue's board, after discussing an update from Jefferies Broadview on the soliciting process, concluded that there was sufficient interest from financial buyers to support the continuation of a sale process and, for the reasons noted above, to continue at this stage limiting the solicitation to financial buyers. Vertrue's board also determined to establish a special committee consisting of all 5 of the independent, disinterested directors to facilitate the process for a variety of reasons, including: the initial sale effort was focused on financial buyers, many of which would be interested in having Vertrue's management invest in the transaction; and one of the board members was affiliated with Jefferies Broadview, which would benefit from a sale of Vertrue.

Chronology (cont'd) Shortly after the meeting, the 5 independent, disinterested directors met with representatives of FTN Midwest Securities Corp and Sullivan & Cromwell LLP, and after further discussions determined to engage FTN and S&C as its independent financial advisor and legal advisor, respectively. On December 15, 2006, Vertrue's board formally appointed the Special Committee, consisting of all 5 independent, disinterested directors: Robert Kamerschen (as Chairman), Joseph E. Heid, Michael T. McClorey, Edward M. Stern and Marc S. Tesler. Promptly after the full board meeting on December 15, 2006, the Special Committee reviewed with representatives of S&C its fiduciary duty and with representatives of FTN of its financial analyses of Vertrue, including potential strategic alternatives other than a sale of Vertrue.

Chronology (cont'd) The Special Committee agreed with FTN's analyses that Vertrue's common stock was not fully valued by the market and determined, taking into account FTN's financial analyses, that a sale of Vertrue (as compared to leverage stock repurchase, leveraged stockholder dividend, strategic acquisition, sale of certain businesses or assets and remain as a stand-along public company) remained the most attractive strategic alternative to maximize stockholder value. The Special Committee also determined not to approach strategic buyers due to various considerations, including: the negative impact of disclosing confidential, proprietary strategies to strategic buyers; the increased likelihood of information leakage; and the Special Committee's belief, after its discussion with representatives of FTN, that there would not be much serious interest from strategic buyers. However, the Special Committee determined it would re-evaluate the possibility of a sale to a strategic buyer in January 2007, in light of the then current status of the sale process. The Special Committee also determined that Jefferies Broadview should continue to play a role in the sale process, subject to the direction of the Special Committee and its advisors.

Chronology (cont'd) From October 15 through December 31, 2006, Jefferies Broadview discussed a potential going-private transaction with 36 financial buyers. 32 out of such 36 financial buyers entered into confidentiality agreements, of which 7 (including OEP) expressed initial indications of interest at a value greater than $47.50 per share. On January 8, 2007, OEP submitted an initial indication of interest at $50.00 per share. On January 19, 2007, FTN and Jefferies Broadview distributed a bid process letter (setting February 2, 2007 as the bidding deadline) to the 5 bidders that remained interested.

Chronology (cont'd) On January 19, 2007, the Special Committee determined again not to pursue strategic buyers, taking into account the considerations noted above, as well as input from representatives of FTN and Jefferies Broadview, indicating that they believed there would not likely be serious interest from third- party strategic buyers, and the Special Committee's determination that the draft merger agreement would include a "go-shop" provision to permit the Special Committee to actively solicit interest from strategic buyers after entering into an agreement with a financial buyer. Subsequently, at the instruction of the Special Committee, S&C distributed a draft merger agreement and related limited guaranty to the 5 remaining interested bidders.

Chronology (cont'd) On January 24, 2007, The New York Post published an article speculating that Vertrue was for sale. Over the course of the next five days, the per share price of Vertrue's stock increased $6.67, (16.6%). Shortly after The New York Post article was published, Jefferies Broadview was contacted by two strategic buyers inquiring whether Vertrue was for sale, and Jefferies Broadview informed each of them that Vertrue would review any offers that it would receive, but neither of these two parties made any further inquiries or submitted an offer.

Chronology (cont'd) By the end of the day on February 2, 2007, the bidding deadline, the Special Committee received only one bid from OEP of $48.00 per share with a request for exclusivity. On February 7, 2007, the Special Committee met with its advisors and Jefferies Broadview to discuss the OEP offer and why such offer price of $48.00 per share was lower than OEP's preliminary indication of interest at $50.00 per share. Jefferies Broadview informed the Special Committee that the price difference was due to concerns OEP uncovered during due diligence, including higher-than-expected earn-out payments related to Vertrue's prior acquisitions. On February 8, 2007, OEP delivered its mark-up of the draft merger agreement, which, among other changes, deleted the "go-shop" provision. On February 9, 2007, OEP increased offer from $48.00 to $48.50 per share. During the week of February 5, 2007, the Special Committee received only one additional bid, which did not include committed financing and was significantly below OEP's offer price.

Chronology (cont'd) On February 12, 2007, the Special Committee concluded, taking into account FTN's financial analyses, that OEP's offer price of $48.50 per share was within an acceptable price range and, if OEP were to agree to a "go-shop" provision in the merger agreement, it would be in the best interests of Vertrue and its stockholders to execute a limited exclusivity agreement. On February 13, 2007, the Special Committee determined to execute an exclusivity agreement with OEP, given that OEP had agreed to a limited "go-shop" provision, which would allow Vertrue to actively solicit up to 8 strategic buyers for a period of 25 days. On March 4, 2007, after reviewing the status of the merger agreement and the significant progress in the negotiation process, the Special Committee authorized Gary A. Johnson, Vertrue's CEO, to negotiate with OEP the proposed terms of his equity rollover and post-transaction employment, which the Special Committee had previously prohibited him from discussing with OEP. Thereafter and through March 21, 2007, Gary A. Johnson negotiated his equity rollover and future employment with OEP.

Chronology (cont'd) On March 5, 2007, the Special Committee discussed with its advisors preliminary steps of soliciting strategic buyers during the "go-shop" period and determined to amend FTN's engagement letter to provide FTN with a financial incentive to solicit higher bids during the "go-shop" period. During the week of March 12, 2007, OEP informed the Special Committee that it was forming a consortium with Oak Investment Partners and Rho Ventures to effect the proposed transaction. On March 20, 2007, the Special Committee instructed its chairman and its advisors to seek a reduction of the termination fee payable during the "go- shop" period to further facilitate the Special Committee's efforts to solicit acquisition proposals from strategic buyers. During the course of March 20, 2007, the Sponsors agreed to reduce the termination fee payable during the "go-shop" period from $22.5 million to $17.5 million and remove any limitation on the number of strategic buyers that the Special Committee could solicit during the "go-shop" period.

Chronology (cont'd) On March 21, 2007, a joint meeting of the Special Committee and the full board of Vertrue was held, during which: FTN and Jefferies Broadview confirmed and delivered, respectively, their respective fairness opinions; representatives of S&C reviewed with the Special Committee and the full board their fiduciary duties and the material changes to the draft merger agreement since the last time they reviewed; the material terms of Gary Johnson's arrangements with the Sponsors, including his agreement to vote his shares for the adoption of the merger agreement was summarized; the Special Committee unanimously resolved to recommend that the full board approve and declare advisable the merger agreement and the merger and that the full board resolve to recommend that Vertrue's stockholders adopt the merger agreement; and Vertrue's full board unanimously approved and declared advisable the merger agreement and the merger and resolved to recommend that Vertrue's stockholders adopt the merger agreement. On March 22, 2007, Vertrue executed the merger agreement.

Go-shop Discussion 25-day Go-Shop Period (March 22, 2007 - April 16, 2007) Representatives of FTN contacted 20 potential strategic buyers, including marketing companies (online and offline), Internet companies, advertising agencies and publishing and media companies that, based on size and business interests, FTN and the Special Committee believed would be capable of and might be interested in making an acquisition proposal for Vertrue. The 20 potential strategic buyers included the two strategic buyers that contacted Jefferies Broadview shortly after the publication of the The New York Post article. Vertrue did not receive any proposal during the "go-shop" period that could reasonably be expected to result in a proposal superior to the Merger Agreement, enter into any confidentiality agreement or receive any indication of interest.

Transaction Multiples (Including earn-out payments) (a) Projections provided by Vertrue management. (b) Value is calculated using fully diluted share count of 13.2 million. Fully diluted shares is calculated using the treasury stock method and includes convertible debt of 2.2 million, options outstanding of 2.5 million, and common shares outstanding of 9.7 million as reported on Vertrue's latest 10Q filed on February 9, 2007 and latest 10K filed on September 12, 2006. Enterprise Value includes earn-out payments related to past acquisitions. Fiscal Year Ended June 30 2006A 2007E 2008E EV / Revenue 1.2x 1.0x 0.9x EV / EBITDA 8.8x 7.5x 6.5x P/E 19.6x 15.2x 11.3x Equity Value : $640.8 million Enterprise Value (EV) : $789.7 million (b) (a) (a) (b)

Comparable Trading Performance Vertrue vs. S&P Small Cap Index vs. Peer Groups Source: CapitalIQ Note: Composite group indices are market-cap weighted. Online Peer Composite: 24/7 Real Media, aQuantive, Marchex, MIVA, ValueClick Offline Peer Composite: ADVO (considered until 7/5/06 deal announcement of being acquired by Valassis), Catalina Marketing Corp., Harte-Hanks, infoUSA, Valassis Communications, ValueVision Media Membership-Based Peer Composite: Intersections, Pre-Paid Legal Services, Rewards Network, United Online, Weight Watcher's International 1/24/07: News report of potential sale of the Company. Vertrue stock price rose from $40.12 to $46.79 over the course of five days. 60 80 100 120 140 160 180 200 220 Mar-05 Jun-05 Sep-05 Dec-05 Mar-06 Jun-06 Sep-06 Dec-06 Mar-07 Daily Relative Performance (%) Online Peer Composite Offline Peer Composite Membership-Based Peer Composite S&P Small Cap 600 Index Vertrue Common Stock

Daily From 12/19/06 to 3/19/07 Vertrue Trading Analysis 3 Months vs. 6 Months vs. 1 Year Daily From 9/19/06 to 3/19/07 Daily From 3/20/06 to 3/19/07 Source: CapitalIQ Note: Weighted average prices and volume totals determined from closing prices of Vertrue over indicated periods. % of Total Shares Traded 16% 14% 37% 33% % of Total Shares Traded 13% 37% 31% 19% % of Total Shares Traded 7% 48% 35% 10% Weighted Average Price: $42.80 Weighted Average Price: $44.30 Weighted Average Price: $42.15

Purchase Price Premium

Trailing P/Es Vertrue vs. Peer Groups Source: Bloomberg Note: Composite group indices are market-cap weighted; Graph is calculated monthly from February 2005 to February 2007. Online Peer Composite: 24/7 Real Media, aQuantive, Marchex, MIVA, ValueClick Offline Peer Composite: ADVO (considered until 7/5/06 deal announcement of being acquired by Valassis), Catalina Marketing Corp., Harte-Hanks, infoUSA, Valassis Communications, ValueVision Media Membership-Based Peer Composite: Intersections, Pre-Paid Legal Services, Rewards Network, United Online, Weight Watcher's International 10.0x 15.0x 20.0x 25.0x 30.0x 35.0x 40.0x Feb-05 May-05 Aug-05 Nov-05 Feb-06 May-06 Aug-06 Nov-06 Feb-07 Vertrue Membership-Based Peer Composite Online Peer Composite Offline Peer Composite

Why does Vertrue historically trade at a lower PE multiple than its peers? VTRU is a collection of somewhat disparate assets not easily understood by the market. VTRU's historical earnings growth rate is not as high as its peers. The relative low liquidity of VTRU's Common Stock. Complexity of business line + Relative small size and float VTRU not followed closely by research community Limited potential upside of stock price

Alternatives to Going Private Leveraged stock repurchase or leveraged stockholder dividend Strategic acquisition Sale of a certain businesses or assets Remain as a stand-alone public company

Leveraged Share Repurchase or Leveraged Stockholder Dividend Would increase significantly the amount of Vertrue's indebtedness, which may reduce Vertrue's price to earnings multiple. Inherent risks and uncertainties in achieving management's forecasts and the increased significance of not achieving forecasts in the context of a highly leveraged company. A large leveraged share repurchase may result in additional low liquidity challenges, less analyst coverage and less institutional investor interest.

Strategic Acquisition Risks associated with finding the right acquisition target and the uncertainty of a successful integration. Vertrue's track-record with past acquisitions did not lead the Special Committee to believe that a strategic acquisition was likely to produce superior results for Vertrue or its stockholders.

Sale of Certain Businesses or Assets Challenges associated with operating as a smaller business with a potential resultant lower level of institutional investor interest. Concerns as to whether sale proceeds could be effectively deployed as well as to the difficulty of finding a buyer for the businesses.

Remain as a Stand-alone Public Company Uncertain returns to stockholders and risks of achieving such returns. Increasing regulation of the direct marketing response industry and other Vertrue businesses. Increased propensity for lawsuit in Vertrue's direct response marketing business and other business concerning direct mail practices. The risk of future legislation such as "do not call list" legislation that restricts or imposes penalties upon Vertrue's business. Market may not appreciate the full value of Vertrue.

The Lawsuit On May 9, 2007, a putative stockholder class action lawsuit, captioned Berg v. Ellison, et al., was filed by two purported stockholders of Vertrue in the Court of Chancery in Delaware against Vertrue, its directors, and the Sponsors. The complaint alleges, among other things, that the price agreed to in the Merger Agreement was inadequate and that the defendants breached and/or aided breaches of fiduciary duties in negotiating and approving the Merger Agreement and seeks injunctive, declaratory and other equitable relief. Vertrue believes that this complaint is without merit. On June 7, 2007, the Plaintiffs filed a motion seeking expedited discovery and a preliminary injunction. On June 12, 2007, the Chancery Court's Vice Chancellor Strine denied the motion for expedited discovery, indicating that the preliminary injunction claims lacked merit.

Brencourt Schedule 13D Vertrue's board and the Special Committee have considered the position set forth in the Brencourt statement and have rejected the Brencourt analysis in their consideration of the proposed merger transaction. Vertrue's board and the Special Committee continue to believe, as of today, that the merger consideration is fair to its stockholders and that the merger is the best strategic alternative for Vertrue. Brencourt is a short-term investor. According to their Schedule 13D filing with the SEC on March 23rd, 2007, Brencourt's initial purchase of Vertrue stock was on March 8th, 2007. By March 31st, their position was 428,249 shares. Most of their current position was amassed only after this transaction was publicly announced.

Brencourt Schedule 13D (cont'd) The Brencourt statement focused on certain specific assumptions underlying the analyses of Jefferies Broadview, but did not point to any incorrect calculations or fundamental errors. Brencourt's analysis has flaws, for example: Brencourt suggests that Jefferies Broadview should have used a lower WACC in calculating discounted cash flows, but Jefferies Broadview calculated its WACC using assumptions provided by Ibbotson Associates, a widely accepted authority for such calculations. Also, FTN, which did in fact use a lower WACC, nevertheless derived illustrative equity values per share inclusive of the merger consideration, Brencourt suggests that Jefferies Broadview's analysis is based on a single discount rate when in fact Jefferies Broadview used a range of discount rates in their analyses,

Brencourt Schedule 13D (cont'd) Brencourt suggests that Jefferies Broadview should have based its implied EBITDA multiple for the merger on projections or adjusted EBITDA (in order to adjust for increased market spend in the first half of 2007) as opposed to actual trailing twelve month results, while in fact Jefferies Broadview and FTN each did consider and present to the Vertrue's board the implied EBITDA multiple for the merger based on each of actual results and projected EBITDA, and Brencourt used only selective aspects of the Affinion transaction to support its view that alternative transactions would increase shareholder value more than the merger. Brencourt attacks no portion of FTN's analysis/opinion, principal financial adviser to the Special Committee.

Special Committee Members Robert Kamerschen, 71, has been Vertrue's director since 2002. Since 2005, he has been the Chairman of Survey Sampling International, Inc., a private company that provides internet and telephone survey sampling to marketing research companies, as well as a private investor and strategic consultant. He is the retired Chairman and Chief Executive Officer of ADVO, Inc., a full service targeted direct mail advertising company where he served as CEO from 1988 to 1999. He also served as Chairman and CEO of DIMAC Corporation, a full service direct marketing company from 1999 to 2002. Mr. Kamerschen has also served in key leadership roles in a number of prominent sales and marketing driven businesses involving significant turnaround and/or transformation initiatives. Mr. Kamerschen currently serves on the boards of the following public companies: IMS Health Incorporated, MDC Partners, Inc., and R.H. Donnelley Corporation. Mr. Kamerschen received a B.S. and M.B.A. from Miami University (Ohio). Joseph E. Heid, 60, has been Vertrue's director since 2004 and has served as Chairman, President, and Chief Executive Officer of Esprit de Corp from 1999 to 2002. From 1997 to 1999, he served as President of Revlon International. He previously served as Senior Vice President of Sara Lee Corporation and CEO and President of Sara Lee's Personal Products Group of North America. Mr. Heid currently serves as a director of UST Inc. He is a certified public accountant and holds a B.B.A. from St. John's University.

Special Committee Members (cont'd) Michael T. McClorey, 47, has been Vertrue's director since 2001. Mr. McClorey served as President of Health Services Marketing, an operating unit of Catalina Marketing Corporation, a targeted marketing firm, and as a member of the Office of the President of Catalina Marketing Corporation from 2000 to 2002. He also served as President and Chief Executive Officer of Health Resource Publishing Company, a subsidiary of Catalina Marketing Corporation, from 1995 to 2002. Mr. McClorey holds a B.B.A. in finance from the University of Cincinnati. Edward M. Stern, 48, has been Vertrue's director since 2002. Since 2004, Mr. Stern has served as the President and Chief Executive Officer of Neptune Regional Transmission System, LLC, a company which is constructing an approximately $600 million, 660 megawatt, 65 mile undersea electric transmission system that will interconnect Sayreville, New Jersey with Long Island, New York. From 1991 through 2004, Mr. Stern was employed by Enel North America, Inc., (a subsidiary of Enel SpA, an Italian electric utility company) and its predecessor, CHI Energy, Inc., an energy company which owned or operated nearly one hundred power plants in seven countries, specializing in renewable energy technologies including hydroelectric projects and wind farms. While at Enel North America, Inc. and CHI Energy, Inc., Mr. Stern served as General Counsel and, commencing in 1999, as President, Director and Chief Executive Officer. Mr. Stern currently serves on the BoD of Energy Photovoltaics, Inc., a Princeton, NJ based manufacturer of solar energy products and systems, and Rentech, Inc. (AMEX: RTK), a global leader in the development of ultra-clean fuels and chemicals. Mr. Stern received B.A., J.D. and M.B.A. degrees from Boston University and is a member of the Massachusetts Bar and the Federal Energy Bar.

Special Committee Members (cont'd) Marc S. Tesler, 61, has been our director since 1996. From 1995 to 2001, he was a general partner of Technology Crossover Ventures, L.P., a private partnership specializing in information technology investments. Mr. Tesler received his B.S. from the University of Massachusetts and his M.B.A. from New York University.